[TEXT]

                   INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934


        Filed by the registrant  x
                                ---
        Filed by a party other than the registrant
                                                   ---
        Check the appropriate box:
                Preliminary proxy statement
        ---
         x      Definitive proxy statement
        ---
                Definitive additional materials
        ---
                Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
        ---

                          LIFE TECHNOLOGIES, INC.
- --------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)
                        Joseph C. Stokes, Jr.
- --------------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
         x      $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
        ---     14a-6(j)(2).
                $500 per each party to the controversy pursuant to Exchange
        ---     Act Rule 14a-6(i)(3).
                Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
        ---     and 0-11.

                (1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
                (2)  Aggregate number of securities to which transactions
                     applies:
- --------------------------------------------------------------------------------
                (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- --------------------------------------------------------------------------------

                (4)  Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
                Check box if any part of the fee is offset as provided by
         ---
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                (1)  Amount previously paid:  $125.00
                -------------------------------------
                (2)  Form, schedule or registration statement no.: Form DEF 14A
                ---------------------------------------------------------------
                (3)  Filing party:  Life Technologies, Inc., CIK# 0000727737
                ------------------------------------------------------------
                (4)  Date filed:  March 18, 1994
                --------------------------------

                           LIFE TECHNOLOGIES, INC.
                            8717 Grovemont Circle
                        Gaithersburg, Maryland 20877

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                               March 21, 1994

     The Annual Meeting of Stockholders of Life Technologies, Inc. (the "Company") will be held at The Rockefeller Center Club, 30 Rockefeller Plaza, New York, New York 10112, on Tuesday, April 26, 1994, at 11:00 A.M., local time, for the following purposes:

(1) To elect directors;

(2) To ratify the selection by the Company's Board of Directors of the firm of Coopers & Lybrand as auditors of the Company for fiscal year 1994; and

(3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 4, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

                                       By Order of the Board of Directors,


                                             Joseph C. Stokes, Jr.
                                                  Secretary


     You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please indicate your votes on the enclosed proxy and date, sign and return it in the postage-prepaid envelope provided for your use.


                  [LOGO OF LIFE TECHNOLOGIES APPEARS HERE]

                           LIFE TECHNOLOGIES, INC.
                            8717 Grovemont Circle
                        Gaithersburg, Maryland 20877
                                                               March 21, 1994
                               PROXY STATEMENT

                             GENERAL INFORMATION


Proxy Solicitation

        This proxy statement is furnished to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of Life Technologies, Inc. (the "Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, April 26, 1994, or at any adjournment thereof. The purposes of the Annual Meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business that will come before the Annual Meeting.

        Proxies for use at the Annual Meeting were mailed to stockholders on or about March 21, 1994, and will be solicited chiefly by mail. Additional solicitations may be made by telephone or telegram by employees of the Company. The Company will bear the cost of the solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of Common Stock of the Company. The Company has retained Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, to assist in soliciting proxies, for which they will be paid a fee of $3,000.00, plus handling, postage, and out-of-pocket expenses.

Revocability and Voting of Proxy

        A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Shares of the Company's Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified thereon. If no specifications are given, the proxies intend to vote the shares represented thereby to approve the Proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and in accordance with their best judgment on any other matters which may properly come before the Annual Meeting. A person giving the accompanying proxy has the power to revoke it at any time before the voting.

Record Date and Voting Rights

        As of March 4, 1994, the Company had outstanding 14,961,123 shares of Common Stock, each of which is entitled to one vote on each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

        A plurality of the votes cast by the holders of the shares of Common Stock present in person or by proxy at the Annual Meeting is required for the election of directors. Shares of Common Stock held by stockholders present in person at the Annual Meeting that are not voted for a nominee or shares held by stockholders represented at the Annual Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not affect the election of the nominees receiving the plurality of votes.

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval of the ratification of the selection of Coopers & Lybrand as the Company's auditors for fiscal year 1994. Broker non-votes with respect to this matter will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions will be considered in determining the number of votes required to attain a majority of the shares present or represented at the Annual Meeting and entitled to vote. Accordingly, an abstention from voting by a stockholder present in person or by proxy at the Annual Meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the Annual Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the matter under consideration.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth information, as of January 1, 1994, regarding the beneficial ownership of Common Stock of the Company of (i) each person known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock; (ii) each present director and nominee for director of the Company; (iii) each of the executive officers named in the summary compensation table; and (iv) all directors and executive officers of the Company as a group. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission and includes shares of Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

Name and Address of                 Amount and Nature of      Percentage of
Beneficial Owner                    Beneficial Ownership      Common Stock
- ----------------                    --------------------      -------------
The Dexter Corporation              8,164,443 shares (1)         54.6%
One Elm Street
Windsor Locks, CT 06096

State of Wisconsin
 Investment Board                   1,258,000 shares(2)           8.4%
121 East Wilson Street
Madison, Wisconsin 53702

Frederick R. Adler                  777,930 shares (3)            5.2%
250 Royal Palm Way, Suite 205
Palm Beach, Florida 33480

Thomas H. Adams, Ph.D.                 -                            -
Richard Axel, M.D., Ph.D.           58,038 shares (4)              .4%
Betsy Z. Cohen                       1,000 shares                   -
Paul A. Marks, M.D.                 22,000 shares                  .2%
Robert E. McGill, III                3,625 shares                   -
Donald C. Sutherland                 2,000 shares                   -
J. Stark Thompson, Ph.D.           147,634 shares (5)             1.0%
K. Grahame Walker                       -                           -
Thomas M. Coutts                    27,667 shares (6)              .2%
George E. Lowke, Ph.D.              18,000 shares (7)              .1%
Joseph C. Stokes, Jr.               24,922 shares (8)              .2%
Brian D. Graves                     15,928 shares (9)              .1%

All directors and executive
officers as a group
(16 persons)                     1,133,133  shares                7.6%

                            [Notes On Next Page]

Notes:

(1) This number of shares does not include 42,766 and 125,858 shares of common stock of The Dexter Corporation ("Dexter"), an affiliate of the Company, beneficially owned by Messrs. McGill and Walker, respectively, constituting an aggregate of approximately .7% of the outstanding shares of Dexter, as of January 1, 1994. The shares of Dexter beneficially owned by Messrs. McGill and Walker include 37,666 and 89,583 shares, respectively, which Messrs. McGill and Walker may acquire upon the exercise of stock options.

(2) This number of shares is based on information set forth in the Schedule 13G, dated February 8, 1994, filed by the State of Wisconsin Investment Board with the Securities and Exchange Commission.

(3) Includes 7,000 shares of Common Stock owned by Mr. Adler's wife, of which he may be deemed to be the beneficial owner. Mr. Adler disclaims beneficial ownership of these shares.

(4) Includes 40,000 shares of Common Stock which Dr. Axel may acquire upon the exercise of stock options.

(5) Includes 126,667 shares of Common Stock which Dr. Thompson may acquire upon the exercise of stock options. Also includes 300 shares owned by Dr. Thompson's wife, of which he may be deemed to be the beneficial owner. Dr. Thompson disclaims beneficial ownership of these 300 shares.

(6) Includes 27,667 shares of Common Stock which Mr. Coutts may acquire upon the exercise of stock options.

(7) Includes 17,000 shares of Common Stock which Dr. Lowke may acquire upon the exercise of stock options.

(8) Includes 21,667 shares of Common Stock which Mr. Stokes may acquire upon the exercise of stock options.

(9) Includes 15,667 shares of Common Stock which Mr. Graves may acquire upon the exercise of stock options.

                   PROPOSAL NO. 1 - ELECTION OF DIRECTORS

        The Company's certificate of incorporation provides for three classes of directors, each class to consist of not more than five nor fewer than three directors, with the term of one class expiring at each annual meeting of the stockholders. The number of directors in each class may from time to time be determined by the vote of at least 75% of the directors.

        The Board of Directors has determined that the total number of directors of the Company shall be nine, with three in the class whose term will expire in 1995, three in the class whose term will expire in 1996, and three in the class whose term will expire in 1997. At the Annual Meeting, three directors are to be elected for terms expiring in 1997.

        Unless otherwise specified, the enclosed proxy will be voted for the election of Thomas H. Adams, Richard Axel and K. Grahame Walker to serve until the 1997 Annual Meeting of Stockholders and until their successors shall have been duly elected and shall qualify. Each of the nominees is currently a director of the Company. If for any reason at the time of the Annual Meeting any nominee should be unable to serve as a director, a contingency which the Board of Directors does not expect to occur, discretionary authority is reserved to vote for a substitute.

        The following information relates to the nominees listed above and to the other directors of the Company whose terms of office will extend beyond the Annual Meeting.

                                  Nominees
Term Expiring in 1997:

Thomas H. Adams                                         Director since 1992

Dr. Adams, age 51, has been the chairman of the board and chief executive officer of Genta Incorporated (biotechnology company) since February 1989. He previously served as chairman of the board and chief executive officer of Gen-Probe Incorporated (biotechnology company), which he co-founded in 1984. Prior to joining Gen-Probe, he held the positions of senior vice president of research and development and chief technical officer at Hybritech Incorporated (biotechnology company). Dr. Adams is a director of Ixsys, Inc., Biosite Diagnostics and La Jolla Pharmaceuticals. He is also a member of the scientific advisory boards of Gensia Pharmaceuticals and IDEC, Inc.

Richard Axel                                            Director since 1983

Dr. Axel, age 47, has been a professor of biochemistry and pathology, and investigator at Howard Hughes Medical Institute, College of Physicians and Surgeons, Columbia University and a consultant to the Company since prior to 1985.

K. Grahame Walker                                       Director since 1989

Mr. Walker, age 56, has been chairman of the Company since April 1993. He has been chairman and chief executive officer of Dexter since April 1993. He has been president and chief executive officer of Dexter since December 1989. He was elected a director of Dexter in April 1989. From April 1988 to December 1989, he was president and chief operating officer of Dexter. From January 1985 to April 1988, he was president of the Specialty Chemicals Group and a senior vice president of Dexter. He is a director of The Barnes Group.

Mr. Walker is a member of the Executive Committee and the Compensation and Organization Committee.

                               OTHER DIRECTORS

Term Expiring in 1996:

Frederick R. Adler                                       Director since 1983

Mr. Adler, age 67, has been the managing general partner of Adler & Company, a venture capital management firm, and a general partner of its related investment funds, and a general partner of Adler & Shaykin, a leveraged buyout fund, since prior to 1986. He is also a senior retiring partner in the law firm of Fulbright & Jaworski L.L.P., counsel to the Company. Mr. Adler is a director of Data General Corporation (computer company), Electronics for Imaging, Inc. (electronic color imaging), Prime Cellular, Inc. and Joy Technologies, Inc. (manufacturer of underground mining and environmental machinery). Mr. Adler is also a trustee of Teachers Insurance and Annuity Association of America.

Mr. Adler is chairman of the Executive Committee and a member of the Compensation and Organization Committee and the Stock Option Committee.

Paul A. Marks                                           Director since 1985

Dr. Marks, age 67, has been president and chief executive officer of the Memorial Sloan-Kettering Cancer Center in New York City since 1980. He is a member of Memorial Sloan-Kettering and an attending physician at Memorial Hospital for Cancer and Allied Diseases. Dr. Marks is a director of Pfizer, Inc., certain Dreyfus Funds, National Health Laboratories and Tularik, Inc. (a biotechnology company).

Donald C. Sutherland                                    Director since 1990

Mr. Sutherland, age 67, is a management consultant. From 1985 to 1989, he was managing director of investor affairs of E.I. DuPont de Nemours & Company ("DuPont"). Mr. Sutherland held a number of senior management positions during his 40-year career with DuPont.

Mr. Sutherland is chairman of the Audit Committee and a member of the Compensation and Organization Committee and the Stock Option Committee.

Term Expiring in 1995:

Betsy Z. Cohen                                          Director since 1992

Ms. Cohen, age 52, has been chairman of the board of State Bancshares, Inc. (bank holding company) since 1981. She has been chairman of the board of Jefferson Bank, Philadelphia, Pennsylvania, since 1974. She has been chairman of the board of Jefferson Bank of New Jersey, Mt. Laurel, New Jersey, since 1987. Ms. Cohen was a director and a member of the Executive Committee of Dominion Bancshares and Dominion Bank, N.A., both of Roanoke, Virginia and its successor, First Union of Virginia, from 1986 to 1993. From 1984 to
1990, she was chairman of the board of Dover Group, Ltd. (real estate development). From 1984 to 1989, she was chairman of the board of Dominion Bank of Maryland, Bethesda, Maryland.

Ms. Cohen is a member of the Audit Committee and the Stock Option Committee.

Robert E. McGill, III                                   Director since 1977

Mr. McGill, age 62, served as vice chairman of the Company from April 1990 to April 1992. He has been executive vice president - finance & administration and a director of Dexter since 1989. He had been senior vice president - finance & administration and secretary and a director of Dexter from 1983 to 1989. Mr. McGill is a director of Analytical Technologies, Inc. He is a member of the board of managers of Travelers Variable Annuities Funds (registered investment companies). Mr. McGill is also a trustee of Travelers Mutual Funds.

Mr. McGill is chairman of the Compensation and Organization Committee and a member of the Executive Committee and the Audit Committee.

J. Stark Thompson                                       Director since 1988

Dr. Thompson, age 52, has been president and chief executive officer of the Company since 1988. Prior to joining the Company, he had been with DuPont for 21 years. From June to August 1988, he had been director, Sales and Marketing, North America, Diagnostics Division of DuPont. He was director, Diagnostics Systems Division between 1985 and June 1988. Prior thereto, he had been Business Director of the Diagnostic Systems Division from 1984 to 1985 with worldwide sales and marketing responsibility for the Division. Prior thereto, he had been Manager of DuPont's Instrument System Division and was responsible for general management of the Division.

Dr. Thompson is a member of the Executive Committee.

        The Board of Directors of the Company held five meetings in 1993. The Board has an Executive Committee, a Compensation and Organization Committee, an Audit Committee and a Stock Option Committee. It has no nominating committee.

        The Executive Committee has four members, Mr. Adler, chairman,
Mr. McGill, Dr. Thompson and Mr. Walker. Subject to certain limitations prescribed by law, by the Company's certificate of incorporation and by-laws and by resolutions of the Board, the Executive Committee has and may execute when the Board is not in session all the powers of the Board. The Executive Committee did not meet in 1993.

        The Compensation and Organization Committee has four members, Mr. McGill, chairman, Mr. Adler, Mr. Sutherland and Mr. Walker. This committee monitors the Company's compensation policy, with particular emphasis on pension and officer remuneration matters. It is also concerned with Company and board organizational matters. The committee held three meetings in 1993.

        The Audit Committee has three members, Mr. Sutherland, chairman,
Ms. Cohen and Mr. McGill. Its meetings include, as a matter of course, private sessions with the Company's independent certified public accountants. The Audit Committee recommends to the Board the selection of independent auditors and is concerned with the scope and quality of audit and quarterly reviews performed by the independent auditors as well as other services provided by the independent auditors to the Company. The Audit Committee monitors the Company's policy on ethics and business conduct, the integrity of officers, accounting policies and internal controls and the quality of published financial statements. The committee held three meetings in 1993.

        The Stock Option Committee has three members, Mr. Adler, Ms. Cohen and Mr. Sutherland. This committee grants stock options to directors, officers, consultants and key employees of the Company under the Company's 1991 Stock Option Plan. The committee held one meeting in 1993.

        In 1993, each incumbent director attended at least seventy-five percent of the aggregate meetings of the Board held during his or her term as a director and of the committees on which he or she served.

        The Company believes that during fiscal year 1993 all its directors, executive officers and holders of more than 10% of the Company's Common Stock complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, except for Betsy Z. Cohen, a director of the Company, who filed a late Form 5 reporting one purchase order that occurred in February 1993.

THE BOARD OF DIRECTORS DEEMS ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" SUCH NOMINEES.

                           EXECUTIVE COMPENSATION

        The following table sets forth information concerning cash compensation paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the chief executive officer and the four other most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the year ended December 31, 1993 for services rendered in all capacities to the Company.


                         SUMMARY COMPENSATION TABLE

                                                 Annual Compensation              Long Term       All Other
Name and                                         -------------------            Compensation    Compensation*
Principal Position                        Year     Salary ($)      Bonus ($)     Options (#)        ($)
- ------------------                        ----     ----------      ---------     -----------     ------------
J. Stark Thompson, Ph.D.,                 1993     $ 327,000      $ 109,484          40,000        $  1,021
President, Chief Executive                1992       297,250        187,451          40,000           1,380
Officer and Director                      1991       267,500         34,425          30,000           1,117

Thomas M. Coutts                          1993       196,500         55,978          17,000             --
Sr. Vice President and                    1992       179,750        103,806          17,000             --
General Manager                           1991       164,000         21,000          15,000             --

Joseph C. Stokes, Jr.                     1993       163,500         41,055          13,000           1,021
Vice President - Finance                  1992       153,250         72,410          13,000           1,380
Secretary and Treasurer                   1991       140,625         13,397          10,000           1,117

George E. Lowke, Ph.D.,                   1993       159,000         39,925          10,000           1,021
Vice President, Research                  1992       148,750         66,938           9,000           1,380
and Development                           1991       140,750         11,609           6,000           1,117

Brian D. Graves,                          1993       149,750         35,722          10,000           1,021
Vice President,                           1992       135,250         66,498          10,000           1,380
U.S. Industrial Bioproducts Division      1991       124,800         10,149           7,000           1,117

 * All Other Compensation represents the Company's contributions under an Extra Savings Plan ("ESP") for the account of each executive officer. Mr. Coutts does not participate in the ESP.

        The following table shows, as to each executive officer named in the summary compensation table, further information with respect to stock option grants during the period January 1, 1993 through December 31, 1993:


                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                    Potential Realizable
                                                  Individual Grants                                  Value at Assumed
- -----------------------------------------------------------------------------------------------       Annual Rates of
                                              Percent of Total                                          Stock Price
                              Options         Options Granted      Exercise or                       Appreciation for
                              Granted*        to Employees in      Base Price       Expiration       Option Term ***
Name                            (#)              Fiscal Year       ($/Share)**        Date          5% ($)        10% ($)
- ------------------------      -------            -----------       ------------     ----------      ------        -------
J. Stark Thompson, Ph.D.      40,000               20.4%            $ 18.625       Oct. 12, 2001    $304,122      $771,194

Thomas M. Coutts              17,000                8.7%            $ 18.625       Oct. 12, 2001     129,252       302,257

Joseph C. Stokes, Jr.         13,000                6.6%            $ 18.625       Oct. 12, 2001      98,840       231,138

George E. Lowke, Ph.D.        10,000                5.1%             $ 18.625      Oct. 12, 2001      76,030       177,798

Brian D. Graves               10,000                5.1%             $ 18.625      Oct. 12, 2001      76,030       177,798

 * One-third of these options vest on each of the first three anniversary dates following the date of grant. Options are exercisable within the five-year period beginning on the anniversary date on which the options vest. Accordingly, the portions of the grant that vest in 1994, 1995 and 1996 expire in 1999, 2000 and 2001, respectively.

 ** The exercise price of all options granted during 1993 was equal to the market value of the underlying Common Stock on the date of grant.

 *** The dollar gains based on assumed annual rates of appreciation are calculated using a 5% and 10% compound annual growth rate for six years on the option portion expiring in 1999; seven years for the option portion expiring in 2000; and eight years for the option portion expiring in 2001.

        The following table provides information on option exercises in fiscal year 1993 by the named executive officers and the value of such officers' unexercised options at December 31, 1993.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                            Shares
                           Acquired                Number of Unexercised            Value of Unexercised
                             on        Value    Options at Fiscal Year End          In-the-Money Options
                           Exercise   Realized            (#)                       at Fiscal Year End ($)
Name                         (#)        ($)      Exercisable     Unexercisable   Exercisable     Unexercisable
- ------------------------   --------   --------   -----------     -------------   -----------     -------------
J. Stark Thompson, Ph.D.      --         --        126,667          76,666       $ 735,499         $   --

Thomas M. Coutts             9,333     $34,499      27,667          33,333          48,440            17,500

Joseph C. Stokes, Jr.         --         --         21,667          24,999          47,546            11,666

George E. Lowke, Ph.D.        --         --         17,000          18,000          38,720             7,000

Brian D. Graves               --         --         15,667          18,999          33,099             8,166


Pension and Retirement Benefits

        The Company has a pension plan for certain groups of employees. The Company makes an annual contribution to the plan which is actuarially determined. Such contribution cannot be appropriately allocated to individual participants and, accordingly, is not included in the summary compensation table. The Company's contribution to the pension plan for 1993 will be $1,680,070 which represents 3.6% of eligible compensation. Employees within the eligible group may participate in the plan after completing one year of service and attaining age 21. Participating employees become fully vested in the plan after five years of service. Normal retirement age is 65, and actuarially reduced benefits are available to participants who are age 55 and have ten years of service.

        In general, the participant accrues an annual retirement benefit equal to 1% of the participant's final five-year average compensation times the number of years of service credited after October 31, 1975. Eligible compensation is defined as salary, hourly wages, bonus and commissions. Eligible compensation for the executive officers named in the summary compensation table above does not differ substantially (by more than 10 percent) from the summary compensation set forth in such table.

        The following table illustrates the estimated annual benefit (prior to an offset for the primary Social Security benefit) which participants are eligible to receive from the pension plan under a straight life annuity basis with a retirement age of 65 assuming the individual's compensation remains constant at the indicated amount for the final five years of service.

                              PENSION PLAN TABLE


        Final Five                                 Years of Service
        Year Average
        Remuneration    15 years        20 years        25 years        30 years        35 years
        ------------    --------        --------        --------        --------        --------
        $ 500,000        75,000         100,000         125,000         150,000         175,000
          450,000        67,500          90,000         112,500         135,000         157,500
          400,000        60,000          80,000         100,000         120,000         140,000
          350,000        52,500          70,000          87,500         105,000         122,500
          300,000        45,000          60,000          75,000          90,000         105,000
          250,000        37,500          50,000          62,500          75,000          87,500
          200,000        30,000          40,000          50,000          60,000          70,000
          150,000        22,500          30,000          37,500          45,000          52,500

        The number of credited years of service as of December 31, 1993, for the executive officers named in the summary compensation table was five for J. Stark Thompson, 13 for Joseph C. Stokes, Jr., four for George E. Lowke and 12 for Brian D. Graves. Thomas M. Coutts does not participate in the pension plan. As of December 31, 1993, the estimated benefits payable upon retirement at age 65, based on the maximum years of service for each individual, was as follows:
J. Stark Thompson, $78,567, Joseph C. Stokes, Jr., $65,458, George E. Lowke, $29,839 and Brian D. Graves, $46,368.

        The Company has a supplemental retirement plan ("SRP") intended to provide retirement benefits, supplementing those provided under other plans, to certain officers and key employees. Upon retirement at the age of 65, participants are entitled to receive an annual benefit equal to 55% of their average annual compensation (salary and bonus) based on the highest 60 consecutive months of a participant's last 120 months as a participant in the SRP, less all other retirement benefits received (including Social Security benefits, other Company retirement benefits, and plans of other employers). The SRP currently has four participants, including George E. Lowke. Payments made under the SRP are not included in the Pension Plan Table above.

Agreements with Executive Officers

        The Company has agreements with certain of its executives, including the executive officers named in the summary compensation table, which provide certain severance benefits for them in the event of a termination of their employment following a Change of Control (as defined in the agreements), in order to encourage such executives, in the event of a Change of Control of the Company, to continue to perform their duties in the best interest of the Company and its stockholders. The agreements were entered into between June 23, 1989 and April 13, 1993.

        Each agreement provides that, if, within a specified period of time following a Change of Control (generally one or two years) the Company terminates the employment of the executive other than for Cause or Disability (as defined in the agreements), or the executive voluntarily terminates his employment for Good Reason (as defined in the agreements), the executive will receive his salary and bonus through the date of termination plus specified severance benefits. Generally, these severance benefits include (i) a specified multiple times his annual base salary plus bonus, and (ii) retirement benefits and health insurance and other benefits for the remainder of the term of the agreement. In addition, the executive would be entitled to immediate acceleration of the exercisability of his stock options.

        A Change of Control of the Company generally includes an acquisition of 50% or more of the Company's stock without approval of a majority of the incumbent board of directors, certain changes in the Company's board of directors and, so long as Dexter owns specified percentages of the Company's stock, certain increases in directors related to Dexter following a change in control of Dexter.

            REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follows shall not be incorporated by reference into any such filings.

        The Compensation and Organization Committee ("Compensation Committee") of the Company is responsible for, among other things, establishing the compensation policies applicable to executive officers. The Compensation Committee is composed of four voting members: Robert E. McGill, III, chairman, Frederick R. Adler, Donald C. Sutherland and K. Grahame Walker.

Overall Policy

        The Company's executive compensation is designed to be closely linked to long-term corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the Company's stock price over time. The overall objectives of this strategy are to attract and retain executive talent of the highest quality, to motivate these executives to achieve the goals inherent in the Company's strategy, to link executive and stockholder interests through equity-based compensation and to provide a compensation package that recognizes individual contributions as well as overall business results.

        Each year the Compensation Committee conducts a review of the Company's executive compensation program. This review has included consideration of reports based on independent compensation consultant's assessment of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to a peer group of public corporations that represent a number of the Company's most direct competitors for executive talent. The Board of Directors reviews the selection of peer companies used for compensation analysis. The compensation review permits an ongoing evaluation of the link between the Company's performance and its executive compensation in the context of the compensation programs of other companies.

        The key elements of the Company's executive compensation program consist of base salary, cash bonuses and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Dr. Thompson, are discussed below.

Base Salary

        Base salaries for executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. The Company has used the Radford Biotechnology Survey of Compensation and Benefits, which is published annually, for purposes of comparison of compensation of its executive officers to compensation of peer companies. Approximately 200 biotechnology companies participated in the Radford Biotechnology Survey, of which about one-half were publicly traded companies and one-half were private companies. Certain companies included in the Radford Biotechnology Survey were also included in the Nasdaq Pharmaceuticals Stocks Index, although the two groups of companies were developed independently of each other.

        Annual salary adjustments are determined by evaluating the performance of each executive officer taking into account new responsibilities as well as the individual's contribution to the Company's overall performance. Individual performance ratings take into account such factors as achievement of the strategic plan, attainment of specific individual objectives, interpersonal managerial skills and civic involvement.

Cash Bonus

        The Company's cash bonus accounts for a significant percentage of each executive officer's compensation. Executive officers participate in the Company's Incentive Compensation Plan ("ICP"), which is a pay-for-performance plan designed to compensate officers for performance that increases stockholder value. Approximately 300 employees of the Company are eligible to participate in the ICP. The ICP is approved by the Compensation Committee and is reviewed semi-annually.

        "Performance" is measured by assessing both the Company's performance and individual performance. The total amount of compensation to be distributed each year (the "Incentive Pool") is based on Company performance, as measured by specific measurements defined each year such as sales growth, return on investment and operating profitability. Threshold, target and maximum performance levels are established to reflect the Company's operations. Each participant's ICP payout is based upon his or her contribution to the Company's performance as well as the Company's overall financial results in the year. The individual performance ratings in the ICP may range from 0% to 120%. The Company performance-based factors considered in determining the 1993 ICP and the weight given to those factors were as follows: operating income, 50%; return on investment, 30%; and net sales, 20%. These factors are weighted annually to reflect the assessment of those issues that are in need of emphasis in accordance with the Company's strategic plan. Once the Incentive Pool is determined, the Compensation Committee reviews each executive officer's potential share of the Incentive Pool based on his or her contribution to the Company's business results. Bonuses are paid semi-annually, although the amounts paid under the ICP are based on and adjusted for the Company's annual results.

Stock Options

        The third component of executive officer's compensation is the Company's 1991 Stock Option Plan pursuant to which the Company has granted to executive officers options to purchase shares of its Common Stock. The Board of Directors of the Company believes that the Company's stock option plan is an important factor in attracting, retaining and motivating its officers and key employees. The objective of the Company's stock option plan is to advance the long-term interests of the Company and its stockholders and complement incentives tied to annual performance. Stock option grants provide rewards to executives upon the creation of incremental stockholders value and the attainment of long-term earnings goals. The determination of the number of stock options granted under the Company's stock option plan is primarily based upon a review of stock options granted at other peer companies and judgements concerning an individual's performance results and the ability of the individual to impact the long-term success of the Company. The Compensation Committee also considers the number of options outstanding as previously granted, the number of options held by such officer, and the aggregate number of current stock options to be granted in determining the number of stock options to be granted to a participant.

        In order to provide the Board with an objective perspective of competitive stock option programs based on public information, the Board of Directors of the company engaged an independent consultant in executive compensation to prepare an analysis of the Company's stock option program in light of competitive stock option programs. The Board of Directors considered the consultant's conclusions in its stock option grants.

        The 1993 stock options were granted at an exercise price equal to the market value of the Common Stock on the date of grant and will only have value if the Company's stock price increases. Generally, grants of stock options vest in equal amounts over three years and are exercisable within the five-year period beginning on the anniversary date on which the options vest. This approach is designed to provide further incentive to create value for the Company's stockholders over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

1993 Compensation to Chief Executive Officer

        In 1993, J. Stark Thompson, Ph.D., Chief Executive Officer of the Company, received a base salary of $327,000 (an increase of 10% over his 1992 base salary). In addition, $109,484 (equal to 6.1% of the Company's Incentive
Pool) was paid to Dr. Thompson as a bonus in 1993 compared with $187,451 (equal to 6.5% of the Company's Incentive Pool) paid in 1992. In 1993, the Company's net sales increased 4% over 1992, while net income and earnings per share increased 7% over the prior year. The Company's performance in 1993 fell below target levels. It is our view that total cash compensation paid to Dr. Thompson in 1993 is consistent with the Compensation Committee's compensation philosophy.

        In 1993, Dr. Thompson also received options to purchase 40,000 shares of Common Stock at an exercise price of $18.625 per share. The grants were given to reinforce the relationship between the Company's performance and the Chief Executive Officer's future earnings.

        Dr. Thompson received a base salary of $297,250 in 1992, an increase of 11% over the prior year. He was paid a bonus in 1992 of $187,451 compared with $34,425 the year before. In 1992, compared to the previous fiscal year, the Company's net sales increased by 16%, net income increased by 28% and earnings per share increased by 26%. The Company's performance in 1992 was evaluated as having exceeded expectations when compared with specific performance goals.

Conclusion:

        The Compensation Committee believes that linking executive compensation to individual and Company performance results in better alignment of compensation with corporate business goals and stockholder value. As performance goals are set or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Compensation Committee believes that compensation paid to its executives during 1993 reflects the Company's compensation goals and policy.

                    Compensation and Organization Committee
                    Robert E. McGill, III, Chairman
                    Frederick R. Adler
                    Donald C. Sutherland
                    K. Grahame Walker

                              PERFORMANCE GRAPH

Note: The total stockholder return (i.e., changes in share price plus reinvested dividends) shown on the performance graph below is not necessarily indicative of the future returns on the Company's Common Stock.

Comparison of Five-Year Cumulative Total Return Among Life Technologies, Inc.,
  The Nasdaq Stock Market (U.S. & Foreign) and Nasdaq Pharmaceutical Stocks
            (Assuming an investment of $100 on December 31, 1988)

                      [PERFORMANCE GRAPH APPEARS HERE]

                                   Legend


Symbol  Index Description              1988    1989    1990    1991    1992    1993
- -------------------------              ----    ----    ----    ----    ----    ----
        Life Technologies, Inc.         100      93     126     136     171     147
        Nasdaq Pharmaceutical Stocks    100     122     103     165     192     221
        Nasdaq Stock Market             100     125     151     401     334     301
        (U.S. & Foreign)


Compensation Committee Interlocks and Insider Participation

        During 1993, Robert E. McGill, chairman, Frederick R. Adler, Donald C. Sutherland and K. Grahame Walker served as members of the Company's Compensation Committee. For consulting services relating to investor relations and general management rendered in 1993, the Company paid $6,750 to Mr. Sutherland.

        Messrs. McGill and Walker serve as directors of Dexter. Since 1977, the Company has received the benefit of certain services performed by Dexter corporate personnel for which no charges are assessed. These services include insurance and risk management advice. Such charges would not have materially affected recorded financial results. Dexter also purchases all insurance for the Company. The Company is charged its pro rata share of the cost of such insurance. During 1993, the Company borrowed various amounts up to a maximum of $4.5 million from Dexter under a revolving line of credit to finance short-term working capital needs. There were non borrowings outstanding at December 31, 1993.

Compensation of Directors

        In 1993, each director of the Company (except Dr. Thompson who was an officer of the Company) received a $10,000 retainer fee which was paid quarterly, an additional fee of $1,000 for each Board meeting attended, and $500 for each committee meeting attended.

Certain Relationships and Related Transactions

         The law firm of Fulbright & Jaworski L.L.P., in which Mr. Adler is a senior retiring partner, received fees of $260,835 for services rendered to the Company in 1993.

        For scientific advisory consultation and research and development assistance rendered in 1993, the Company paid fees of $35,000 to Dr. Axel. It is expected that if Dr. Axel provides consulting services in 1994 he will receive remuneration on a per diem basis as approved by the Board of Directors of the Company.

        In March 1991, in connection with the exercise of certain stock options by various persons under the Company's stock option plans, the Company guaranteed repayment of loans made by The Riggs National Bank of Washington, D.C. to certain officers and directors to provide them with the funds to exercise their stock options to enable them to receive the special dividend of $3.50 per share declared by the Board of Directors in February 1991. The Company does not reimburse the interest expense on these loans for any person under this arrangement. At December 31, 1993, the Company had guarantees outstanding of $308,000 for Dr. Axel.

           PROPOSAL NO. 2 - RATIFICATION OF SELECTION OF AUDITORS


        The Board of Directors, upon recommendation of its Audit Committee, has selected the firm of Coopers & Lybrand, independent certified public accountants, to audit the accounts of the Company for fiscal year 1994, and it is proposed that the selection of such firm be ratified by the stockholders at the Annual Meeting. In the event that such selection is not so ratified, it will be reconsidered by the Audit Committee and the Board.

        A representative of Coopers & Lybrand will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from stockholders.

        Coopers & Lybrand audited the accounts of the Company and certain employee benefit plans for fiscal year 1993. In connection with its audit function, Coopers & Lybrand reviewed the Company's 1993 quarterly and annual reports to its stockholders and certain filings with the Securities and Exchange Commission. In addition, during fiscal year 1993, Coopers & Lybrand provided other professional services to the Company.

        The Audit Committee approves in advance the nature of professional services for which the Company may retain the firm of Coopers & Lybrand, considers the possible effect of such retention on the independence of such firm, and determines that the services provided were within the scope of such approval.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

        All stockholder proposals that are intended to be presented at the 1995 Annual Meeting of Stockholders of the Company must be received by the Company no later than November 21, 1994, for inclusion in the Board of Directors' proxy statement and form of proxy relating to the meeting.

                                OTHER BUSINESS

        The Board of Directors knows of no other business to be acted upon at the Annual Meeting. If, however, any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                       By Order of the Board of Directors,


                                             Joseph C. Stokes, Jr.
                                                   Secretary




Dated:  March 21, 1994


A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE AFTER MARCH 31, 1994, TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM:

        LIFE TECHNOLOGIES, INC.
        ATTN:  JOSEPH C. STOKES, JR., SECRETARY
        P.O. BOX 6009
        GAITHERSBURG, MARYLAND 20884-9980.

1. ELECTION OF DIRECTORS.
   Nominees: Thomas H. Adams, Richard Axel and K. Grahame Walker for three-year terms.
   [ ] For all listed nominees (except          [ ] Withhold Authority to vote
       for nominee(s) whose names(s)                for the listed nominees.
       appear below):




2. RATIFICATION OF THE APPOINTMENT OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 1994.

   [ ]  For                 [ ]  Against                 [ ]  Abstain

Discretionary authority is hereby granted with respect to such other matters as may properly come before the Annual Meeting.

Date:                       , 1994
Important:  Each joint owner shall sign. Executors,
administrators, trustees, etc., should give full title.        Signature

The above-signed acknowledges receipt of the Notice of
Annual Meeting of Stockholders and the Proxy Statement
furnished therewith.                                Signature (if held jointly)

     PROXY                                                        PROXY

                           Life Technologies, Inc.
              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
    FOR THE ANNUAL MEETING OF THE STOCKHOLDERS TO BE HELD APRIL 26, 1994 Joseph C. Stokes, Jr. and J. Stark Thompson, and each of them acting without the other, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote as designated below, all shares of Common Stock of Life Technologies, Inc. (the "Company") held of record by the undersigned on March 4, 1994, at the Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on Tuesday, April 26, 1994, at The Rockefeller Center Club, 30 Rockefeller Plaza, New York, New York or at any adjournment thereof. Any and all proxies heretofore given are hereby revoked.






UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH IN THE PROXY STATEMENT.